                                                                     EXHIBIT 12


                          SONAT INC. AND SUBSIDIARIES

                       COMPUTATION OF RATIOS OF EARNINGS
                  FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (a)








                                                        Years Ended December 31,
                                              1995      1994      1993      1992      1991
                                            --------  --------  --------  --------  --------
                                                             (In Thousands)
Earnings from Continuing Operations:
   Income before income taxes               $282,497  $154,871  $364,198  $133,728  $ 98,374
   Fixed charges (see computation below)     165,154   127,909   129,160   156,428   175,980
   Less allowance for interest capitalized    (6,540)   (6,692)   (4,101)   (8,422)   (7,951)
                                            --------  --------  --------  --------  --------

Total Earnings Available for Fixed Charges  $441,111  $276,088  $489,257  $281,734  $266,403
                                            ========  ========  ========  ========  ========


Fixed Charges:
   Interest expense before deducting
       interest capitalized                 $157,653  $120,295  $122,204  $149,165  $168,510
   Rentals(b)                                  7,501     7,614     6,956     7,263     7,470
                                            --------  --------  --------  --------  --------

                                            $165,154  $127,909  $129,160  $156,428  $175,980
                                            ========  ========  ========  ========  ========


Ratio of Earnings to Fixed Charges               2.7       2.2       3.8       1.8       1.5
                                            ========  ========  ========  ========  ========

-----------

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing joint ventures.